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Exhibit (a)(1)(d)

[ZAMBA CORPORATION LETTERHEAD]

May 13, 2003

Dear Director or Employee Option Holder:

        ZAMBA Corporation (the "Company") recognizes that many of the stock options that have been granted under the Company's option plans have exercise prices that are higher than the market price of our common stock and may not currently be providing the performance incentives we want them to provide. Accordingly, we are happy to announce that the Company is offering you the opportunity to exchange your currently outstanding options (both vested and unvested) for new options to be granted to you under the 1993 Plan (if you are an employee who is a resident of the State of California, director, or executive officer) or the 2000 Plan (if you are an employee who is not a resident of the State of California, director or executive officer) (the "Offer"). Your eligible options are set forth on the attached Grant Summary Report.

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  In exchange for any options tendered by you, you will receive a new option that is exercisable for a certain number of shares of the Company's common stock for each share currently subject to the options that you tender and the Company accepts for exchange (rounded to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events. In exchange for any eligible options that you tender that are accepted for exchange and cancelled by us, you will receive a new option exercisable for a certain number shares of common stock for each share subject to the options you tender (rounded to the nearest whole share), as adjusted for any stock splits, stock dividends and similar events, determined by the following formulawhy do we repeat this? Seems redundant?:

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  Each option you exchange that has an exercise price per share less than or equal to $1.50 will be replaced with a new option exercisable for one (1) share of common stock for every two (2) shares of stock subject to the exchanged option.

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  Each option you exchange that has an exercise price per share greater than or equal to $1.51 and less than or equal to $2.00 will be replaced with a new option exercisable for one (1) share of common stock for every three (3) shares of stock subject to the exchanged option.

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  Each option you exchange that has an exercise price per share greater than or equal to $2.01 will be replaced with a new option exercisable for one (1) share of common stock for every four (4) shares of stock subject to the exchanged option.

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  The per share exercise price of any new options granted to you will equal 100% of the fair market value of the Company's common stock on the date the Company grants the new options, as determined by the average of the closing bid and asked prices of the Company's common stock on the Over-The-Counter Bulletin Board on such date (or any successor listing arena or market for the Company's common stock).

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  The new options granted pursuant to the Offer will vest and become exercisable as follows: on the grant date, the shares subject to the new option will be vested as to the number of shares that would have been vested on such date had the old option not been tendered. The unvested shares subject to the new option will continue to vest according to the vesting schedule of the options you exchange options.

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  All new options will be non-qualified stock options, even if your current options are incentive stock options.

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  You may currently hold stock options granted under the Company's 1989 Stock Option Plan, the Company's 1993 Equity Incentive Plan, as amended (the Company's "1993 Plan"), the Company's 1993 Directors Stock Option Plan, as amended, the Company's 1997 Stock Option Plan for Key Employees, Consultants and Directors of QuickSilver Group, Inc., the Company's 1998 Non-Officer Stock Option Plan, the Company's 1999 Non- Officer Stock Option Plan, the Company's 2000 Non-Officer Stock Option Plan (the Company's "2000 Plan"), and/or the Company's 2000 Non-Qualified Stock Option Plan. Regardless of which plan your tendered options were granted under, any new options granted pursuant to the Offer will be granted under the 1993 Equity Incentive Plan (if you are a director, executive officer, or employee who is a resident of the State of California) or the 2000 Non-Officer Stock Option Plan (if you are an employee who is not a resident of the State of California).

        The Company will not grant the new options sooner than the first business day that is at least six months and one day after the date the Company cancels the tendered options accepted for exchange (rounded to the nearest whole share), with the exact date to be determined in the Company's discretion. The Company currently expects to grant the new options to you on or about December 15, 2003, the first business day that is at least six months and one day after the date we intend to cancel all tendered options.

        Please note that the Offer is made with respect to each entire option grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that have not expired or otherwise been exercised. In addition, if you tender any option grants for exchange, you must also tender for exchange all option grants that you received during the six months immediately prior to the date of the offer, including options with an exercise price below the current market price. In other words, if you choose to tender any option grant for exchange, you must also tender all option grants received on or after November 13, 2002. Of course, you have the right to choose not to tender any of your options.

        The Offer is being made under the terms and subject to the conditions of an Offer to Exchange and a related Letter of Transmittal, each of which is enclosed with this letter. These documents are required under the United States securities laws. You should carefully read the entire Offer to Exchange, Letter of Transmittal and other documents enclosed with this letter before you decide whether to tender your options. A tender of options involves risks which are discussed in the Offer to Exchange.

        The terms and conditions of the new options may vary from the terms and conditions of the options you currently hold. You should carefully review the sections of the Offer to Exchange discussing the terms and conditions, of the new options before making a decision whether to tender your options.

        There is no way to predict what the price of the Company's common stock will be during the next six months or thereafter. The market price of our common stock on the date of grant of any new options issued to you may be higher than the current exercise price of your options. It is also possible that you will no longer be employed with the Company or any of its subsidiaries at the anticipated time of grant of the new option. If you are not an employee of the Company or one of its subsidiaries from the date you tender your options for exchange through the date the new options are granted, you will not receive any new options for your tendered options that have been accepted for exchange, and you will lose the value of your options tendered. Moreover, once the Company has accepted options tendered by you, you will no longer have any rights under those options. For these reasons, you should make a decision to tender only after careful, considered thought.

        Participation in the Offer is completely voluntary. The Company's board of directors makes no recommendation as to whether you should tender or refrain from tendering your options in the Offer. You must make your own decision whether to tender your options.

        To tender your options, you will be required to properly complete and return to the Company the Letter of Transmittal and any other documents specified in that letter by the expiration date of the

Offer. You must deliver a properly executed paper copy or facsimile copy of the documents. E-mail delivery will not be accepted.

        If you have any questions about the offer, please contact Ian Nemerov, General Counsel, by telephone: (952) 844-3123, facsimile: (952) 893-3935 or email: inemerov@ZAMBAsolutions.com.

        We thank you for your continued efforts on behalf of the Company.

                      Sincerely,

                      Michael H. Carrel
                       Executive Vice President and CFO

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  Exhibit (a)(1)(d)
[ZAMBA CORPORATION LETTERHEAD]